Exhibit 99.1

                                  PRESS RELEASE

             GLOBAL NUTECH, INC. JOINT VENTURE COMMENCES AD CAMPAIGN
                            IN AMERICAN DOG MAGAZINE

Huntington Beach, CA - Marketwire- 3/16/11 - Global NuTech, Inc. (OTCBB: BOCL) (www.globalnutechinc.com) announced today that its Joint Venture entity, Enzyme Bio-Sciences LLC, has initiated an advertising campaign for its BioVet International(R) (www.biovet.net) product line in American Dog Magazine.

E. G. Marchi, President of Global Nutech, Inc. stated, "The BioVet International(R) product line has been advertised previously in American Dog Magazine with positive results, and our Joint Venture Partner, Agrigenic Food Company, has provided numerous editorial pieces for the magazine in the past. We look forward to our ongoing relationship with American Dog Magazine."

The BioVet International(R) product line features the patented IsoSproutPlex(TM) from Agrigenic Food Co. Studies have shown that the key active enzyme ingredient, IsoSproutPlex(TM) can reduce inflammation caused by canine hip dysphasia and its associated canine arthritis.

ABOUT AMERICAN DOG MAGAZINE

American Dog Magazine (www.theamericandogmag.com) is a quarterly magazine that reaches over 500,000 households. The staff at American Dog Magazine is focused on promoting the establishments that take the extra step in providing superior products and services to ensure your pet lives longer and stays healthier.

ABOUT GLOBAL NUTECH, INC.

Global NuTech, Inc. (OTCBB: BOCL) (www.globalnutechinc.com) provides marketing and distribution for a variety of commercial and consumer products including lines of environmentally-safe cleaning products for home and industrial purposes and the Agrigenic Food Company's Biotec Foods(R) (www.biotecfoods.com), Biomed Foods(R) () and Biovet International(R) (www.biovet.net) lines of dietary and nutritional supplements.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with cleaning fluid and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact: E. G. Marchi (714) 373-1930